                                                                     EXHIBIT 10b

                             ----------------------

                             KEY EMPLOYEE AGREEMENT

                             ----------------------


To:      Dr. Avishay Katz                                     As of May 14, 1998


         The undersigned, Applied Science and Technology, Inc., a Delaware corporation, as well as its successors and assigns (hereinafter collectively referred to as the "Company"), hereby agree with you as follows:

         l.       POSITION AND RESPONSIBILITIES.

                  1.1 You shall serve as Senior Vice President, Global Customer Operations of the Company (or in such other capacity as shall be designated by the President or Board of Directors and reasonably acceptable to you). You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and perform such duties as may be assigned to you by or on authority of the Company's President from time to time and the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate are appropriate and necessary in connection with such employment.

                  1.2 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

                  1.3 You will report directly to the Company's President and will be based out of the Company's Santa Clara, California office.

         2.       TERM OF EMPLOYMENT.

                  2.1 The initial term of this Agreement shall be for the period set forth on EXHIBIT A annexed hereto commencing with the date hereof. Thereafter, this Agreement shall be automatically renewed for successive periods of one year, unless you or the Company shall give the other party not less than thirty (30) days written notice of non-renewal. Your employment with the Company may be terminated as provided in Section 2.2.

                  2.2 The Company shall have the right, upon written notice to you, to terminate your employment:

                           (a) immediately at any time for "Cause" (as defined herein subject to your right of cure and right to dispute as provided in Section 2.3 herein); or

                           (b) at any time, without "Cause," provided that the Company shall be obligated to pay to you the Severance Benefits set forth in Sections 6 or 7, as applicable, of EXHIBIT A, plus any sums then due to you, including those expenses as are provided for in
         Section 4 of EXHIBIT A, less (i) applicable taxes and other required withholdings, and (ii) any amounts you may owe to the Company. Payments under this Section 2.2 (b) shall not be due or payable if you are terminated at any time for "Cause" or if you voluntarily resign from your employment, except as set forth in Section 7 of EXHIBIT A.

                  2.3 For purposes of Section 2.2, the term "Cause" shall mean
(a) gross negligence or willful misconduct in the performance of assigned duties; (b) material and repetitive refusal to perform or discharge the duties or responsibilities assigned by the President of the Company provided the same are not illegal, unethical or inconsistent with the position of Senior Vice President, Global Operations of a corporation and the failure to correct such refusal and perform such duties or responsibilities within a reasonable period of time (but in any event no less than seven (7) calendar days after written notice of such failure); (c) conviction of a felony or misdemeanor involving moral turpitude; (d) willful or prolonged absence from work not excused by a bona fide medical disability as reasonably determined by a qualified physician mutually acceptable to both you and the Company or other good cause as reasonably determined by the Board of Directors; and (e) falseness of any warranty or representation by you herein or the breach of your obligations under this Agreement to the material detriment of the Company.

                  2.4 In the event of the Involuntary Termination (as hereinafter defined) of your employment with the Company at any time, the Company hereby agrees to provide you with Severance Benefits as defined in
Section 6 of EXHIBIT A hereto or payments in the event of a "Change in Control" as defined in Section 7 of EXHIBIT A. In this regard, the phrase "Involuntary Termination" shall mean (a) any termination of your employment by the Company other than for "cause," as defined in Section 2.3, (b) any notice by the Company not to renew this Agreement pursuant to Section 2.1, or (c) for purposes of
Section 7 of EXHIBIT A (but not Section 6 of EXHIBIT A) any termination of your employment by you due to any of the following circumstances: (i) a reduction in your Base Salary or Company-paid benefits, (ii) a reduction in your eligibility for any Company bonus or other benefit program, or (iii) a material or substantial change in your title, position, authority or duties.

                  2.5 You shall have the right to terminate this Agreement upon not less than thirty (30) days prior written notice to the Company.

         3. COMPENSATION. You shall receive the compensation and benefits set forth on EXHIBIT A ("Compensation") for all services to be rendered by you hereunder and for your transfer of property rights pursuant to an agreement relating to proprietary information and inventions of even date herewith attached hereto as Exhibit C between you and the Company (the "Proprietary Information and Inventions Agreement").

         4. OTHER ACTIVITIES DURING EMPLOYMENT.

                  4.1 Except for any outside employments and directorships currently held by you as listed on EXHIBIT B, and except with the prior written consent of the Company's President, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than one in which you are an inactive investor.

                  4.2 You hereby agree that, except as disclosed on EXHIBIT B hereto, during your employment hereunder, you will not, directly or indirectly, engage (a) individually, (b) as an officer, (c) as a director, (d) as an employee, (e) as a consultant, (f) as an advisor, (g) as an agent (whether a salesperson or otherwise), (h) as a broker, or (i) as a partner, coventurer, stockholder or other proprietor owning directly or indirectly more than two percent (2%) interest, in any firm, corporation, partnership, trust, association, or other organization which is engaged in the research, development, production, manufacture or marketing of equipment or processes in direct competition with the Company or any other line of business engaged in or under demonstrable development by the Company (such firm, corporation, partnership, trust, association, or other organization being hereinafter referred to as a "Prohibited Enterprise"). Except as may be shown on EXHIBIT B, you hereby represent that you are not engaged in any of the foregoing capacities
(a) through (i) in any Prohibited Enterprise.

         5. FORMER EMPLOYERS.

                  5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior or current employment, consulting agreement or relationship whether oral or written. You represent and warrant that you do not possess confidential information arising out of any such employment, consulting agreement or relationship which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

                  5.2 If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any other person or entity might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own all information which is common knowledge in the industry or other-wise legally in the public domain.

         6. PROPRIETARY INFORMATION AND INVENTIONS. You agree to execute, deliver and be bound by the provisions of the Proprietary Information and Inventions Agreement.

         7. REMEDIES. Your obligations under the Proprietary Information and Inventions Agreement and the provisions of Sections 4, 6, and 8 of this Agreement (as modified by Section 9, if applicable) shall survive the expiration or termination of your employment (whether through your resignation or otherwise) with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate and you therefore agree that the Company shall be entitled to such injunctive or other equitable relief in case of any such breach or threatened breach.

         8. ASSIGNMENT. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law. The Company's obligations and those of any successors or assignees of the Company under this Agreement, including but not limited to the severance provisions and other compensation and benefits due to you pursuant to EXHIBIT A hereto, will be a condition of and are to remain those of any successor or assignee.

         9. INTERPRETATION. IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

         10. NOTICES. Any notice which the Company is required to or may desire to give you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing any notice under this Section 10 shall be deemed to be the date of delivery thereof.

         11. WAIVERS. If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         12. COMPLETE AGREEMENT; AMENDMENTS. The foregoing including Exhibits A, B, C and D hereto, is the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by the Company of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, upon authorization of the Company's Board of Directors.

         13. HEADINGS. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement.

         14. COUNTERPARTS. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

         15. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed under Massachusetts law.

         16. ADVICE OF SEPARATE COUNSEL. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to represent you in this matter.

         If you are in agreement with the foregoing, please sign your name below and also at the bottom of the Proprietary Information and Inventions Agreement and Stock Option Grant Letter, whereupon this Agreement shall become binding in accordance with its terms. Please then return this Agreement to the Company. (You may retain for your records the accompanying counterpart of this Agreement enclosed herewith).


ACCEPTED AND AGREED:                      APPLIED SCIENCE AND
                                          TECHNOLOGY,  INC.


/s/ Avishay Katz                          By: /s/ Richard S. Post
----------------------------------            ----------------------------------
    Dr.Avishay Katz                               Dr. Richard S. Post, President

                                                                       EXHIBIT A

                   EMPLOYMENT TERM, COMPENSATION AND BENEFITS
                               OF DR. AVISHAY KATZ

         l. TERM. The term of the Agreement to which this Exhibit A is attached and made a part shall be for a period from the date of this Agreement through June 30, 1999.

         2. COMPENSATION.

                  (a) BASE SALARY. Your base salary ("Base Salary") shall be $6,538.46 payable on a bi-weekly basis ($170,000.00 on an annualized basis) through June 30, 1999, payable in accordance with the Company's payroll policies. Commencing July 1, 1999, your base salary shall be established by the Board of Directors' Compensation Committee.

                  (b) BONUSES. The Company shall establish appropriate incentive compensation plans ("Bonuses") for you for each fiscal year that you are employed hereunder, commencing with Fiscal 1999 which commences on June 28, 1998, under which you shall be entitled to a bonus of up to 40% of your then current Base Salary based on the Company attaining certain financial and other results and also based upon individual goals to be established for you. [For information purposes, a copy of the Company's Fiscal 1998 Plan has been provided to you under separate cover]. Such Bonuses shall be properly approved by the Board of Directors or the Compensation Committee of the Board of Directors.

         3. VACATION, INSURANCE AND BENEFITS; EXPENSES. You shall be entitled to all legal holidays recognized by the Company, and 18 days paid vacation per annum. Any unused vacation may be accrued or used in accordance with Company policy. You shall be eligible for participation in any health, dental, and other group insurance plans which may be established and maintained by the Company for all full-time employees or which the Company is required to maintain by law. You shall also be entitled to participate in any employee benefit programs which the Company's Board of Directors may establish for Company employees generally, including, but not limited to, bonuses and stock purchase or option plans. You will be eligible to participate in the Company's 401(k) Plan. The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company's expense reimbursement policy.

         4. INITIAL STOCK OPTIONS. You shall be entitled to receive stock options to purchase up to an aggregate of 45,000 shares of common stock of the Company. Such options shall be priced on the closing price of the Company's Common Stock as reported by NASDAQ on the date you commence employment with the Company and shall vest as follows: 20% vesting immediately and the remaining 80% vesting in four equal annual installments on the anniversary date of such grant. A copy of the forms of option grant letters are attached hereto as EXHIBITS D


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

AND E. Notwithstanding the foregoing, in the event of a Change of Control (as defined in Section 7 herein), an additional 20% of such option shall vest upon the Change of Control (but in any event not to exceed 100% of the original option grant).

         5. SUBSEQUENT STOCK OPTIONS. In addition, upon the six month anniversary date of your date of employment, you shall be eligible to receive a stock option to purchase up to an additional 15,000 shares of the Company's Common Stock based upon a review of your performance against mutually agreed upon goals. In addition, upon your next review on or about July 1, 1999, you shall be eligible to receive a stock option to purchase up to an additional 15,000 shares of the Company's Common Stock based upon a review of your performance against mutually agreed upon goals. Such options shall be priced based on the closing price of the Company's Common Stock as reported by NASDAQ on the date of grant and shall vest as follows: 20% vesting immediately and the remaining 80% vesting in four equal annual installments on the anniversary date of such grant. Notwithstanding the foregoing, in the event of a Change of Control (as defined in Section 7 herein), an additional 20% of such option shall vest upon the Change of Control (but in any event not to exceed 100% of the original option grant).

         6. SEVERANCE BENEFITS.

                  (a) When provided for in this Agreement, you shall be entitled to "Severance Benefits." When used in this Agreement, the term "Severance Benefits" shall mean a total amount equal to (i) fifty percent (50%) of your then current annual Base Salary, plus (ii) 50% of your Bonuses earned for the Company's most recent fiscal year. If the Company's fiscal year is changed, the Bonuses shall be based upon your bonuses received during the Company's most recent fiscal year. The Severance Benefits shall be paid via check to you in six
(6) equal monthly installments commencing within ten (10) days after the date of your termination of employment with the Company.

                  (b) In addition, the term "Severance Benefits" shall include the continuation for you and your family, during the Severance Period, as defined below, of all of the other benefits which are provided or available to you on the last day of your actual service with the Company. For purposes of this Agreement, the term "Severance Period" means the period of six (6) months beginning on the Date of Termination.

                  (c) The Severance Benefits referred to above will be in addition to, and not in substitution for, any accrued and unpaid salary, vacation, pension or other similar retirement benefits, and unreimbursed expenses to which you may be otherwise entitled.

         7. CHANGE IN CONTROL.

                  (a) For purposes of this Agreement, "Change in Control" means and shall be deemed to occur if any of the following occurs: (i) the acquisition by an individual, entity or group, as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership, as defined in Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either (A) the outstanding shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), or (B) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); or (ii) individuals who, on November 21, 1997, constituted the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; PROVIDED, HOWEVER, that any individual becoming a director subsequent to November 21, 1997, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or (iii) approval by the Board of Directors or the shareholders of the Company of a (A) tender offer to acquire any of the Common Stock or voting securities, (B) reorganization, (C) merger or (D) consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and voting securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than 80% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the Company resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the voting securities; or (iv) Approval by the Board of Directors or the shareholders of the Company of (A) a complete or substantial liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company, excluding a reorganization of the Corporation under the corporate laws of Delaware.

                  (b) In the event of your actual termination of employment contemporaneous with or following a Change in Control, except (x) because of your death, (y) by the Company for Cause or Disability (as hereinafter defined) or (z) by you other than for Good Reason (as hereinafter defined): (i) you shall be entitled to receive, in lieu of the sums described in Section 6, an amount equal to 100% of the Severance Benefits due and determined as if payable under
Section 6 above, for each full year or portion thereof you have been employed by the Company, up to a maximum of 100% of the Severance Benefits mentioned in
Section 6 above, to be paid in accordance with the terms of this Agreement; and
(ii) the following additional provisions shall apply (which provisions shall supersede any other provisions of the Agreement, including but not limited to
Section 2 of the Agreement, to the extent such provisions are inconsistent with the following provisions):

                           (1) DISABILITY. For purposes of this Section 7(b),
termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence, you shall have returned to the full time performance of your duties.

                           (2) GOOD REASON. Termination by you of your
employment for "Good Reason" shall mean termination based on:

                                    (A) a determination that there has been a
material adverse change in your status or position(s) as an executive officer of the Company as in effect immediately prior to the Change in Control, including, without limitation, a material adverse change in your status or position as a result of a diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s) (except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason) and further provided that you have given the Company notice of this material adverse change and the Company has failed to correct such material adverse change within a reasonable period of time (but at least 14 days after written notice from you);

                                    (B) a reduction by the Company (within two
years following the Change of Control) in your Base Salary as in effect immediately prior to the Change in Control, other than a reduction in salaries generally for officers of the Company;

                                    (C) the failure by the Company (within two
years following the Change of Control) to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the Change in Control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

                                    (D) the failure by the Company to provide
and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the Change in Control;

                                    (E) the failure by the Company to obtain
from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 7(b)(7) hereof; or

                                    (F) any purported termination by the Company
of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(b)(3) below (and, if applicable, Section 7(b)(1) above); and for purposes of this Agreement, no such purported termination shall be effective.

         For purposes of this Agreement, "Plan" shall mean any compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

                           (3) NOTICE OF TERMINATION. Any purported termination
by the Company or by you following a Change in Control shall be communicated by written notice to the other party hereto which indicates the specific termination provision in this Agreement relied upon (the "Notice of Termination").

                           (4) DATE OF TERMINATION. "Date of Termination"
following a Change in Control shall mean (A) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if your employment is to be terminated by the Company for any reason other than death or Disability or by you pursuant to Sections 7(b)(2)(F) or 7(b)(6) hereof or for any other Good Reason, the date specified in the Notice of Termination, or (C) if your employment is terminated on account of your death, the day after your death.

                           (5) COMPENSATION UPON TERMINATION OR DURING
DISABILITY; OTHER AGREEMENTS.

                                    (A) During any period following a Change in
Control of the Company that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your Base Salary at the rate then in effect and any benefits or awards under any Plan shall continue to accrue during such period, to the extent not inconsistent with such Plans, until and unless your employment is terminated pursuant to and in accordance with this Section 7(b). Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

                                    (B) If your employment is terminated for
Cause following a Change in Control of the Company, the Company shall pay to you your Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon, the Company shall have no further obligations to you under this Agreement.

                           (6) SUCCESSORS, BINDING AGREEMENT.

                                    (A) The Company will seek, by written
request at least five (5) business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to you, assent to the fulfillment of the Company's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (i) three (3) business days prior to the time such Person becomes a Successor or (ii) two (2) business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a Change in Control of the Company occurs or has occurred. For purposes of Section 7, "Successor" shall mean any person that succeeds to, or has the practical ability to control, the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's securities eligible to vote for the election of directors, or otherwise.

                                    (B) This Agreement shall inure to the
benefit of and be enforceable by your personal legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if no such designee exists, to your estate.

                                    (C) For purposes of Section 7, the "Company"
shall include any subsidiaries of the Company and any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist; provided, however, for purposes of determining whether a Change in Control has occurred herein, the term "Company" shall refer to Applied Science and Technology, Inc. or its Successor(s).

                           (7) FEES AND EXPENSES; MITIGATION.

                                    (A) The Company shall reimburse you, on a
current basis, for all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a Change in Control of the Company, including without limitation, (i) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

                                    (B) You shall not be required to mitigate
the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

                           (8) TAXES. All payments to be made to you under this
Agreement will be subject to required withholding of federal, state and local income and employment taxes.

                  (c) Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by you as a result of or in connection with a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payment and benefits being hereinafter called the "Total Payments") would subject you to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, to the extent necessary to eliminate any such imposition of the Excise Tax (after taking into account any reduction in the Total Payments in accordance with the provisions of any other plan, arrangement or agreement, if any), (a) any non-cash severance payments otherwise payable to you shall first be reduced (if necessary, to zero), and (b) any cash severance payment otherwise payable to you shall next be reduced. For purposes of the immediately preceding sentence,
(i) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing shall be taken into account, (ii) no portion of the Total Payment shall be taken into account which in the opinion of nationally-recognized certified public accountants (in each case as mutually selected by you and the Company) does not constitute a "parachute payment" within the meaning of Section 280G of the Code, including, without limitation, by reason of Section 280G(b)(2) or (b)(4)(A) of the Code, (iii) any payments to you shall be reduced only to the extent necessary so that the Total Payments [other than those referred to in clauses (i) and (ii)] in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel or the accountants referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by such accountants in accordance with the requirements of section 280G(d)(3) and (4) of the Code (and such determination shall be reviewed by such tax counsel).

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                                                                       EXHIBIT B



                    OUTSIDE EMPLOYMENTS AND DIRECTORSHIPS OF

                                DR. AVISHAY KATZ



                                      None

                                                                       EXHIBIT C


                ------------------------------------------------

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

                ------------------------------------------------


To:      Applied Science and Technology, Inc.
         35 Cabot Road
         Woburn, Massachusetts  01801

                                                               As of May 14,1998

         The undersigned, in consideration of and as a condition of my employment or continued employment by you and/or by companies which you own, control, or are affiliated with or their successors in business (collectively, the "Company"), hereby agrees as follows:

         1. CONFIDENTIALITY. I agree to keep confidential, except as the Company may otherwise consent in writing, and, except for the Company's benefit, not to disclose or make any use of at any time either during or subsequent to my employment, any Inventions (as hereinafter defined), trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its affiliates, which I may produce, obtain, or otherwise acquire during the course of my employment, except as herein provided. I further agree not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

         2. CONFLICTING EMPLOYMENT; RETURN OF CONFIDENTIAL MATERIAL. I agree that during my employment with the Company I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is now or may hereafter become engaged, or which would otherwise conflict with my obligations to the Company. In the event my employment with the Company terminates for any reason whatsoever, I agree to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of which I may obtain or produce during the course of my employment, and I will not take with me any description containing or pertaining to any confidential information, knowledge or data of the Company which I may produce or obtain during the course of my employment.

         3. ASSIGNMENT OF INVENTIONS.

                  3.1 I hereby acknowledge and agree that the Company is the owner of all Inventions. In order to protect the Company's rights to such Inventions, by executing this Agreement I hereby irrevocably assign to the Company all my right, title and interest in and to all Inventions to the Company.

                  3.2 For purposes of this Agreement, "Inventions" shall mean all discoveries, processes, designs, technologies, devices, or improvements in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) during the period of my employment with the Company which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company.

                  3.3 Any discovery, process, design, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) which I develop entirely on my own time not using any of the Company's equipment, supplies, facilities, or trade secret information ("Personal Invention") is excluded from this Agreement provided such Personal Invention (a) does not relate to the actual or demonstrably anticipated business, research and development of the Company, and (b) does not result, directly or indirectly, from any work performed by me for the Company.

         4. DISCLOSURE OF INVENTIONS. I agree that in connection with any Invention, I will promptly disclose such Invention to my immediate superior at the Company in order to permit the Company to enforce its property rights to such Invention in accordance with this Agreement. My disclosure shall be received in confidence by the Company.

         5. PATENTS AND COPYRIGHTS; EXECUTION OF DOCUMENTS.

                  5.1 Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for Inventions in any and all countries. Such patents and copyrights shall be and remain the sole and exclusive property of the Company or its nominee. I agree to perform such lawful acts as the Company deems to be necessary to allow it to exercise all right, title and interest in and to such patents and copyrights.

                  5.2 In connection with this Agreement, I agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all documents, including assignments of title, patent or copyright applications, assignments of such applications, assignments of patents or copyrights upon issuance, as the Company may determine necessary or desirable to protect the Company's or its nominee's interest in Inventions, and/or to use in obtaining patents or copyrights in any and all countries and to vest title thereto in the Company or its nominee to any of the foregoing.

         6. MAINTENANCE OF RECORDS. I agree to keep and maintain adequate and current written records of all Inventions made by me (in the form of notes, sketches, drawings and other records as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

         7. PRIOR INVENTIONS. It is understood that all Personal Inventions, if any, whether patented or unpatented, which I made prior to my employment by the Company, are excluded from this Agreement. To preclude any possible uncertainty, I have set forth on Schedule A attached hereto a complete list of all of my prior Personal Inventions, including numbers of all patents and patent applications and a brief description of all unpatented Personal Inventions which are not the property of a previous employer. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior Personal Inventions. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any Personal Invention. In the event of my failure to give such notice, I agree that I will make no claim against the Company with respect to any such Personal Invention.

         8. OTHER OBLIGATIONS. I acknowledge that the Company from time to time may have agreements with other persons or with the U.S. Government or agencies thereof, which impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the Company's obligations.

         9. TRADE SECRETS OF OTHERS. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep confidential proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict herewith.

         10. MODIFICATION. I agree that any subsequent change or changes in my employment duties, salary or compensation or, if applicable, in any Employment Agreement between the Company and me, shall not affect the validity or scope of this Agreement.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

         12. INTERPRETATION. IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. MOREOVER, IT IS THE INTENT OF THE PARTIES THAT in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it in accordance with a judgment of a court of competent jurisdiction, so as to be enforceable to the extent compatible with applicable law.

         13. WAIVERS. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         14. COMPLETE AGREEMENT, AMENDMENTS. I acknowledge receipt of this Agreement, and agree that with respect to the subject matter thereof the provisions of this Key Employee Agreement of which this Exhibit C is one part, is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. Any amendment to this Agreement or waiver by either party of any right hereunder shall be effective only if evidenced by a written instrument executed by the parties hereto, and, in the case of the Company, upon written authorization of the Company's Board of Directors.

         15. HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         16. COUNTERPARTS. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

         17. GOVERNING LAW. This Agreement shall be governed by and construed under Massachusetts law.

         18. EMPLOYMENT STATUS. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company to terminate the employment of the Employee.

                                          EMPLOYEE



                                          /s/ Avishay Katz
                                          --------------------------------------
                                              Dr. Avishay Katz


Accepted and Agreed:

APPLIED SCIENCE AND TECHNOLOGY, INC.



By: /s/ Richard S. Post
    -----------------------------------
        Dr. Richard S. Post, President

                                                                      SCHEDULE A



                            LIST OF PRIOR INVENTIONS
                               OF DR. AVISHAY KATZ



                                                          Identifying Number or
Title                      Date                             Brief Description
-----                      ----                             -----------------
                                     NONE

                                            EXHIBIT D-1 (INCENTIVE STOCK OPTION)

                      APPLIED SCIENCE AND TECHNOLOGY, INC.
                                  35 Cabot Road
                           Woburn, Massachusetts 01801

                                                                    May   , 1998


Dr. Avishay Katz

Dear Avishay:

         I am pleased to advise you that APPLIED SCIENCE AND TECHNOLOGY, INC. (the "Company") has, pursuant to its 1993 Stock Option Plan (the "1993 Plan"), awarded you an incentive stock option to purchase [NOTE: THE TOTAL GRANT OF 45,000 SHARES WILL BE DIVIDED BETWEEN INCENTIVE STOCK OPTIONS AND NON-QUALIFIED OPTIONS. THE INCENTIVE STOCK OPTIONS WILL EQUAL (a) THE NUMBER OF OPTION SHARES NOT TO EXCEED $100,000 IN VALUE BASED ON EXERCISE PRICE VESTING IN ANY SINGLE CALENDAR YEAR, MULTIPLIED BY (b) FIVE (THE FIVE CALENDAR YEARS OVER WHICH THE OPTION VESTS). THE REMAINING OPTIONS WILL BE ISSUED UNDER A NON-QUALIFIED STOCK OPTION - SEE ATTACHED] ( ) shares of the Common Stock, $.01 par value per share, of the Company at an exercise price of $ per share, for a total exercise price
of $    . The Company is making this offer to "share the business" with valued employees such as yourself. We hope that by owning a piece of the Company you will continue your efforts towards helping the Company grow and succeed.

         The following terms and conditions are applicable with respect to this option, and your signature below shall constitute your acknowledgment and acceptance of same:

         (a) This option shall not be transferable under any circumstances except by operation of law. During your lifetime, this option is only exercisable by you, and after your death, is only exercisable by your estate.

         (c) The price at which this option may be exercised shall be $ per share, for a total exercise price of $ .00.

         (d) This option is exercisable commencing immediately and at any time hereafter through [five years from today's grant date], subject to the following terms:

                  (1) In the event of termination of your employment with the Company (or a parent or subsidiary of the Company) for any reason other than death or disability as defined in Internal Revenue Code
                           Section 22(e)(3), as amended (the "Code"), all unexercised options shall terminate immediately.

                  (2) In the event of termination of your employment as a result of your death, the outstanding options exercisable by you at the date of your death may be exercised by your estate until one (1) year from the date of your death, but in any event no later than [option termination date].

                  (3) In the event of termination of your employment as a result of your disability, as above defined, or in the event of a disability that lasts for more than ninety (90) days, all outstanding options exercisable by you at the date of such termination shall terminate one (1) year from the date your employment terminates, but in any event no later than [option termination date].

                      (4) Notwithstanding anything herein to the contrary, the maximum extent to which this option may be exercised is as follows:

                                 Dates                           Up to
                                 -----                           -----
                            /  /98 -  /  /99                       20%
                            /  /99 -  /  /00                       40%
                            /  /00 -  /  /01                       60%
                            /  /01 -  /  /02                       80%
                            /  /02 -  /  /03                      100%

          (e)     This option may not be exercised as to less than one hundred
                  (100) shares at any one time unless it is being exercised in full and the balance of the shares subject to this option is less than one hundred (100).

          (f) The shares of Common Stock underlying this option and the exercise price therefore shall be appropriately adjusted from time to time for stock splits, reverse splits, stock dividends and reclassifications of shares.

         (g) In the event of a sale or acquisition of substantially all of the stock or assets of the Company, the Company shall give at least thirty (30) days' notice of such an event to you and you may exercise up to 100% of the vested portion of this option; if you do not exercise the option within thirty (30) days of such notice, all unexercised portions of this option shall terminate and be of no further force or effect. Notwithstanding the foregoing, additional shares underlying this option grant may vest in accordance with the provisions of Exhibit A of your Employment Agreement of even date with the Company.

          This opportunity to purchase stock in the Company is being offered because of the Company's desire to reward continuing loyal service. Exercising options may not be a prudent business decision for some employees. Therefore, we urge you to review this opportunity carefully and make a decision to exercise options only if your personal financial situation makes this a wise choice.

          When you wish to exercise this stock option, please refer to the provisions of this letter and then correspond in writing with the Secretary of the Company. Further, please indicate your acknowledgment and acceptance of this option by signing the enclosed copy of this letter and returning it to the undersigned.

                                        Very truly yours,

                                        APPLIED SCIENCE AND TECHNOLOGY, INC.



                                        By:_____________________________________
                                           John M. Tarrh, Senior Vice President


ACKNOWLEDGMENT AND ACCEPTANCE:



__________________________________
Dr. Avishay Katz

                                                EXHIBIT E (NON-QUALIFIED OPTION)

                      APPLIED SCIENCE AND TECHNOLOGY, INC.
                                  35 Cabot Road
                           Woburn, Massachusetts 01801

                                                                    May   , 1998

Dr. Avishay Katz

Dear Avishay:

         I am pleased to advise you that APPLIED SCIENCE AND TECHNOLOGY, INC. (the "Company") has, pursuant to its 1993 Stock Option Plan (the "1993 Plan"), awarded you a non-qualified stock option to purchase [NOTE: REMAINDER OF 45,000
OPTION GRANT NOT QUALIFYING FOR INCENTIVE STOCK OPTION TREATMENT] (     ) shares
of the Common Stock, $.01 par value per share, of the Company at an exercise
price of $ per share, for a total exercise price of $    . The Company is making
this offer to "share the business" with valued employees such as yourself. We hope that by owning a piece of the Company you will continue your efforts towards helping the Company grow and succeed.

         The following terms and conditions are applicable with respect to this option, and your signature below shall constitute your acknowledgment and acceptance of same:

         (a) This option shall not be transferable under any circumstances except by operation of law. During your lifetime, this option is only exercisable by you, and after your death, is only exercisable by your estate.

         (c)      The price at which this option may be exercised shall be
                  $       per share, for a total exercise price of $     .00.

         (d) This option is exercisable commencing immediately and at any time hereafter through [five years from today's grant date], subject to the following terms:

                  (1) In the event of termination of your employment with the Company (or a parent or subsidiary of the Company) for any reason other than death or disability as defined in Internal Revenue Code
                           Section 22(e)(3), as amended (the "Code"), all unexercised options shall terminate immediately.

                  (2) In the event of termination of your employment as a result of your death, the outstanding options exercisable by you at the date of your death may be exercised by your estate until one (1) year from the date of your death, but in any event no later than [option termination date].

                  (3) In the event of termination of your employment as a result of your disability, as above defined, or in the event of a disability that lasts for more than ninety (90) days, all outstanding options exercisable by you at the date of such termination shall terminate one (1) year from the date your employment terminates, but in any event no later than [option termination date].

                      (4) Notwithstanding anything herein to the contrary, the maximum extent to which this option may be exercised is as follows:

                                  Dates                           Up to
                                  -----                           -----
                            /  /98 -  /  /99                        20%
                            /  /99 -  /  /00                        40%
                            /  /00 -  /  /01                        60%
                            /  /01 -  /  /02                        80%
                            /  /02 -  /  /03                       100%

          (e)     This option may not be exercised as to less than one hundred
                  (100) shares at any one time unless it is being exercised in full and the balance of the shares subject to this option is less than one hundred (100).

          (f) The shares of Common Stock underlying this option and the exercise price therefore shall be appropriately adjusted from time to time for stock splits, reverse splits, stock dividends and reclassifications of shares.

          (g) In the event of a sale or acquisition of substantially all of the stock or assets of the Company, the Company shall give at least thirty (30) days' notice of such an event to you and you may exercise up to 100% of the vested portion of this option; if you do not exercise the option within thirty (30) days of such notice, all unexercised portions of this option shall terminate and be of no further force or effect. Notwithstanding the foregoing, additional shares underlying this option grant may vest in accordance with the provisions of Exhibit A of your Employment Agreement of even date with the Company.

          This opportunity to purchase stock in the Company is being offered because of the Company's desire to reward continuing loyal service. Exercising options may not be a prudent business decision for some employees. Therefore, we urge you to review this opportunity carefully and make a decision to exercise options only if your personal financial situation makes this a wise choice.

          When you wish to exercise this stock option, please refer to the provisions of this letter and then correspond in writing with the Secretary of the Company. Further, please indicate your acknowledgment and acceptance of this option by signing the enclosed copy of this letter and returning it to the undersigned.

                                        Very truly yours,

                                        APPLIED SCIENCE AND TECHNOLOGY, INC.



                                        By:_____________________________________
                                           John M. Tarrh, Senior Vice President


ACKNOWLEDGMENT AND ACCEPTANCE:



______________________________________
Dr. Avishay Katz







TRADOCS: 1091310.3 (n#2603!.doc)